Exhibit 99.1





NEWS RELEASE
FOR IMMEDIATE RELEASE


PRG-SCHULTZ REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS


ATLANTA, JULY 22, 2004 - PRG-Schultz International, Inc. (Nasdaq: PRGX) today announced financial results for the second quarter of 2004, updated its 2004 full-year outlook and provided an outlook for the third quarter of 2004.

SECOND QUARTER 2004 FINANCIAL HIGHLIGHTS

o    Revenues totaled $90.4 million.
     -    Revenues from Accounts Payable Services totaled $76.7 million
     -    Revenues from Meridian VAT Reclaim totaled $13.7 million
o Operating income margin was 0.7% of revenues for the quarter, compared to 9% a year ago. Net loss was 2% of revenues for the quarter.
o EBITDA margin was 5% of revenues for the quarter, compared to 13% a year ago (see Schedule 6 for a reconciliation of EBITDA, a non-GAAP financial measure, to net earnings (loss)).
o Before discontinued operations, diluted loss per share from continuing operations was $0.01 for the quarter compared with diluted earnings per share from continuing operations of $0.06 during the second quarter of 2003. The $0.01 loss per share in 2004 was within the range of the Company's April 22, 2004 outlook and represents three straight quarters of meeting the Company's guidance on per share results from continuing operations.
o Loss from continuing operations before discontinued operations for the quarter was $0.9 million or 1% of revenues, compared to earnings of $4.0 million or 4% of revenues for the comparable 2003 period.
o Cash flow provided by operating activities was $2.5 million for the first six months of 2004, down from $13.6 million for the same period in 2003.
o Capital expenditures totaled $7.4 million for the six months ended June 30, 2004.

John Cook, Chairman and Chief Executive Officer of PRG-Schultz stated, "Our results are in line with expectations, and we continue to make progress toward meeting our goals. I believe that the pieces are in place to show continuing improvement in our operating performance."

SECOND QUARTER 2004 FINANCIAL RESULTS

Revenues for the second quarter of 2004 totaled $90.4 million, compared to $95.0 million in the second quarter of 2003. Revenues from Accounts Payable Services and Meridian VAT Reclaim totaled $76.7 million and $13.7 million, respectively, for the quarter compared to $82.8 million and $12.2 million, respectively, a year ago. The year-over-year decrease of approximately 7% in Accounts Payable Services revenues was due primarily to a decrease in revenues from the Company's U.S. Accounts Payable Services operations. This decline, approximately 12% year-over-year, was due to various on-going challenges previously disclosed by the Company in the management discussion and analysis portion of the 10-Q filed with the SEC on May 7, 2004. Also, our U.S. Accounts Payable clients continue to take a more conservative approach toward claims recognition. Revenues from the Company's International Accounts Payable Services operations have increased by approximately 1% year-over-year. Revenues from Meridian VAT Reclaim for the second quarter of 2004 increased approximately 12% year-over-year.

Net loss from continuing operations for the second quarter of 2004 was $0.9 million or $0.01 per diluted share, compared to net earnings from continuing operations of $4.0 million or $0.06 per diluted share during the second quarter of 2003. Results in the the second quarter of 2004 included after-tax charges of $2.1 million, or $0.03 per diluted share relating to the Company's previously disclosed strategic business initiatives. Net loss for the quarter was $2.0 million or $0.03 per share, compared to net earnings of $4.3 million or $0.07 per share for the same quarter of 2003. Discontinued operations in the second quarter of 2004 experienced a charge of $1.0 million or $0.02 per share primarily to reflect an increase in the expected cost of the indemnifications given at the time of the sale of Alma.

Historically, after-tax interest and amortization expense related to the Company's convertible notes have been added back to earnings from continuing operations for the purpose of calculating diluted earnings (loss) per share. Correspondingly, the approximately 16.1 million common shares into which the convertible notes can be exchanged have historically been added to the diluted share count. For the quarter ended June 30, 2004, generally accepted accounting principles require that these adjustments not be made since the resulting calculations would have been anti-dilutive.

Operating income for the second quarter totaled $0.7 million or 0.7% of revenues, compared to $8.5 million, or 9% of revenues, in the same period last year.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2004 totaled $4.5 million or 5% of revenues, compared to $12.6 million or 13% of revenues in the second quarter of 2003. (See Schedule 6 for a reconciliation of EBITDA, a non-GAAP financial measure, to net earnings (loss)).

Schedule 4 provides summary financial results from continuing operations for the second quarters of 2004 and 2003 by operating segment.

CASH FLOW, DSOS AND CAPITAL EXPENDITURES

Net cash used in operating activities for the second quarter of 2004 was $2.8 million, compared to net cash provided by operating activities of $1.1 million in the second quarter of 2003.

Company-wide, Days Sales Outstanding (DSOs) at the end of the second quarter of 2004 stood at 47 days, compared to 53 days a year ago.

Capital expenditures totaled approximately $3.2 million for the second quarter of 2004, compared to $1.9 million in the same period a year ago.

FULL SIX MONTHS 2004 FINANCIAL RESULTS

Revenues for the first six months of 2004 totaled $178.1 million, compared to $191.6 million in the first six months of 2003. Revenues from Accounts Payable Services and Meridian VAT totaled $155.9 million and $22.2 million, respectively, for the first six months of 2004, compared to $167.7 million and $23.9 million, respectively, for the first six months of 2003.

Net earnings for the first six months of 2004 were $2.9 million (2% of revenues) or $0.05 per diluted share, compared to $9.0 million (5% of revenues) or $0.14 per diluted share in the first six months of 2003. Net loss from continuing operations for the first six months of 2004 was $4.2 million or a loss of $0.07 per diluted share. This compares to net earnings from continuing operations of $8.1 million or $0.13 per diluted share in the first six months of 2003.

Operating loss for the first six months of 2004 totaled $2.5 million or 1% of revenues, compared to operating income of $17.3 million or 9% of revenues in the same period a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first six months of 2004 totaled $5.3 million or

3% of revenues, compared to $25.4 million or 13% of revenues in the first six months of 2003. See Schedule 6 for a reconciliation of EBITDA, a non-GAAP financial measure, to net earnings (loss).

Schedule 5 provides summary financial results from continuing operations for the first six months of 2004 and 2003 by operating segment.

CASH FLOW AND CAPITAL EXPENDITURES

Net cash provided by operating activities for the six months ended June 30, 2004, was approximately $2.5 million, compared to $13.6 million in the same period of 2003.

Capital expenditures totaled approximately $7.4 million for the first six months of 2004, compared to $5.1 million in the same period a year ago. Amounts for both years exclude capital expenditures related to the Company's Communications Services operations, which were declared discontinued operations during the fourth quarter of 2003 and subsequently sold on January 16, 2004.

2004 OUTLOOK

Second Half of 2004 Outlook:

For the second half of 2004, consolidated revenues are anticipated to range between $192 million and $197 million, which reflect year-over-year growth of between 4% and 7%. This outlook anticipates a 2-5% growth in our U.S. business and 11-13% for our International business. Revenues from Meridian VAT Reclaim are expected to be flat when compared against last year. This revenue growth should produce net earnings in the range of $8.6-10.5 million and EBITDA in the range of $28-30 million for an EBITDA margin of 14-15%. Our projection has been impacted by $4-5 million (2-3% of anticipated revenues) of charges related to the company's strategic initiatives. (See Schedule 6 for a reconciliation of projected EBITDA, a non-GAAP financial measure, to projected net earnings).

John Cook stated, "Our business is expected to show significant improvement in the last half of 2004 as we realize the benefits of our strategic initiatives in our operating results. The organization is keenly focused on moving toward a goal of a 20% EBITDA margin, which we believe is realistic."

Third Quarter 2004 Outlook:

For the third quarter of 2004, consolidated revenues are expected to range from $92 to $95 million. Revenues from Accounts Payable Services are expected to range from $84 to $86 million, and revenues from Meridian VAT Reclaim are expected to range from $8 to $9 million.

Diluted earnings per share from continuing operations are expected to range from $0.01-$0.03 in the third quarter of 2004. This outlook includes an earnings reduction of approximately $0.03 per diluted share to reflect already-identified severance and other costs related to the Company's strategic business initiatives, as disclosed in the management discussion and analysis portion of the 10-Q filed with the SEC on May 7, 2004.


Full-Year 2004 Outlook:

For the full-year 2004, consolidated revenues are expected to range from $370 to $375 million. Revenues from Accounts Payable Services are expected to range from $334 to $337 million, and revenues from Meridian VAT Reclaim are expected to range from $36 to $38 million.

Diluted earnings per share from continuing operations are expected to range from $0.07- $0.10 in 2004. This outlook includes an earnings reduction of approximately $0.12 per diluted share to reflect already-identified severance and other costs related to the Company's strategic business initiatives, as disclosed in the management discussion and analysis portion of the 10-Q filed with the SEC on May 7, 2004.

Full year capital expenditures for 2004 are expected to be approximately $12 million, about the same as those in 2003.


CONFERENCE CALL AND WEBCAST INFORMATION
PRG-Schultz will hold a conference call today, July 22, 2004, at 10:00 a.m. E.T. Listeners in the U.S. and Canada should dial 800-374-0518 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. or Canada should dial 706-643-1837. To be admitted to the call, provide the leader's name 'John Cook,' reference the Company, and provide the passcode 'PRGX.' A playback of the call will be available two hours after the conclusion of the live call, extending until midnight on July 29, 2004. To access the replay, dial 800-642-1687 (US / Canadian participants) or 706-645-9291 (international participants). Enter the conference ID#8450428 to connect to the replay.

The live teleconference will also be audiocast on the Internet at www.prgx.com (go to the Investor Relations home page). Please note that the audiocast is 'listen-only.' Microsoft Windows Media Player is required to access the audiocast and can be downloaded from www.microsoft.com/windows/mediaplayer.

A copy of this press release is also available at www.prgx.com under the heading "Investor Relations - News."


ABOUT PRG-SCHULTZ INTERNATIONAL, INC.

Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG-Schultz) is the world's leading provider of profit improvement services. PRG-Schultz employs approximately 3,100 employees, providing clients in over 40 countries with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG-Schultz industry specialists review client invoices, purchase orders, receiving documents, databases, and correspondence files to recover lost profits due to overpayments or under-deductions. PRG-Schultz is retained on a pay-for-performance basis, receiving a percentage of each dollar recovered.

FORWARD LOOKING STATEMENTS

Statements made in this news release which look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include the following: (i) we have violated our debt covenants several times in the past and may inadvertently do so in the future, (ii) violation of our debt covenants could result in an acceleration of our outstanding bank debt (totaling $12.1 million at June 30, 2004) as well as debt under our convertible notes (totaling $125.0 million in gross principal balance at June 30, 2004), and we may not be able to secure sufficient liquid resources to pay the accelerated debt, (iii) our bank credit facility, which we rely upon to provide a meaningful portion of our liquidity, is scheduled to expire on December 31, 2004, and there can be no assurance that we will be successful in extending or replacing it,
(iv) we may continue to experience revenue losses or delays as a result of our U.S. retailing clients' actual and / or potential revision of claim approval and claim processing guidelines, (v) the bankruptcy of any of our larger clients, or of any such clients' larger customers or suppliers, could impair then-existing accounts receivable and reduce expected future revenues from such clients, (vi) an indeterminate portion of $5.5 million in payments on account from a bankrupt client of the Company received during the quarter ended March 31, 2003 might be recoverable as "preference payments" under United States bankruptcy laws and, if so, would result in the recording of an unbudgeted expense in the Company's consolidated financial statements and the creation of an unbudgeted liquidity demand, (vii) modifications to auditor compensation models may negatively impact employee productivity and retention, and therefore, our ability to generate revenues, (viii) the Meridian VAT Reclaim operating segment may require additional time and effort of Company executives and may therefore distract management from its focus on the Company's core Accounts Payable Services business, (ix) proposed legislative and regulatory initiatives concerning the mechanisms of European value added taxation, if finalized as currently drafted, would reduce material portions of the revenues of Meridian VAT Reclaim, (x) we may not achieve anticipated expense savings in connection with our strategic business initiatives and may incur costs in excess of those currently anticipated in order to implement these initiatives, (xi) our past and future investments in technology may not benefit our business, (xii) our Accounts Payable Services businesses may not grow as expected, and we may not be able to increase the number of clients, particularly commercial clients, utilizing broad-scope audits, (xiii) our international expansion may prove unprofitable or may take longer to accomplish than we anticipate, and (xiv) the reorganization of our U.S. Accounts Payable Services operations in connection with our current strategic business initiatives may adversely affect our ability to generate anticipated revenues and profits and may not be successful or may require more time, management attention or expense than we currently anticipate. Other risks and uncertainties that may affect our business include (i) the possibility of an adverse judgment in pending securities litigation, (ii) potential timing issues that could delay revenue recognition, (iii) future weakness in the currencies of countries in which we transact business, (iv) changes in economic cycles, (v) competition from other companies, (vi) changes in governmental regulations applicable to us, and other risk factors discussed in our Securities and Exchange Commission filings, including the Company's Form 10-K as filed with the Securities and Exchange Commission on March 5, 2004, and Form 10-Q as filed with the Securities and Exchange Commission on May 7, 2004. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

                                      # # #




CONTACTS:         James Moylan                       Linda Master-Parker
                  Chief Financial Officer            VP Corporate Communications
                  (770) 779-6605                     (770) 779-3295

                                                   SCHEDULE 1
                                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                   (UNAUDITED)



                                                                            THREE MONTHS                       SIX MONTHS
                                                                           ENDED JUNE 30,                    ENDED JUNE 30,
                                                                   -------------------------------    ------------------------------
                                                                       2004             2003              2004             2003
                                                                   --------------   --------------    --------------   -------------

Revenues                                                                $ 90,406         $ 95,023         $ 178,055       $ 191,616
Cost of revenues                                                          56,494           57,566           114,123         116,600
Selling, general and administrative expenses                              33,244           28,940            66,450          57,733
                                                                   --------------   --------------    --------------   -------------

     Operating income (loss)                                                 668            8,517            (2,518)         17,283

Interest (expense), net                                                   (2,148)          (2,218)           (4,244)         (4,430)
                                                                   --------------   --------------    --------------   -------------

     Earnings (loss) from continuing operations before
         income taxes and discontinued operations                         (1,480)           6,299            (6,762)         12,853

Income tax expense (benefit)                                                (563)           2,334            (2,570)          4,774
                                                                   --------------   --------------    --------------   -------------

     Earnings (loss) from continuing operations before
         discontinued operations                                            (917)           3,965            (4,192)          8,079

Discontinued operations:
     Earnings from discontinued operations, net of
         income taxes                                                          -              358                 -             589

     Gain (loss) on disposal of discontinued
         operations including operating results for
         phase-out period, net of income taxes                            (1,033)               -             7,089             324
                                                                   --------------   --------------    --------------   -------------

     Earnings (loss) from discontinued operations                         (1,033)             358             7,089             913
                                                                   --------------   --------------    --------------   -------------

            Net earnings (loss)                                         $ (1,950)         $ 4,323           $ 2,897         $ 8,992
                                                                   ==============   ==============    ==============   =============

Basic earnings (loss) per share:
     Earnings (loss) from continuing operations before
         discontinued operations                                         $ (0.01)          $ 0.06           $ (0.07)         $ 0.13
     Discontinued operations                                               (0.02)            0.01              0.12            0.01
                                                                   --------------   --------------    --------------   -------------
            Net earnings (loss)                                          $ (0.03)          $ 0.07            $ 0.05          $ 0.14
                                                                   ==============   ==============    ==============   =============

Diluted earnings (loss) per share:
     Earnings (loss) from continuing operations before
         discontinued operations                                         $ (0.01)          $ 0.06           $ (0.07)         $ 0.13
     Discontinued operations                                               (0.02)            0.01              0.12            0.01
                                                                   --------------   --------------    --------------   -------------
            Net earnings (loss)                                          $ (0.03)          $ 0.07            $ 0.05          $ 0.14
                                                                   ==============   ==============    ==============   =============

Weighted average shares outstanding:
     Basic                                                                61,700           61,658            61,697          62,020
                                                                   ==============   ==============    ==============   =============
     Diluted                                                              61,700           61,904            61,697          78,482
                                                                   ==============   ==============    ==============   =============

                                                   SCHEDULE 2
                                PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                             (AMOUNTS IN THOUSANDS)
                                                   (UNAUDITED)



                                                                                            JUNE 30,           DECEMBER 31,
                                                                                              2004                 2003
                                                                                       -------------------   ------------------
                                                                  ASSETS
Current assets:
     Cash and cash equivalents                                                                   $ 19,399             $ 26,658
     Restricted cash                                                                                  240                5,758
     Receivables:
        Contract receivables                                                                       47,312               53,185
        Employee advances and miscellaneous receivables                                             2,563                3,573
                                                                                       -------------------   ------------------
            Total receivables                                                                      49,875               56,758
                                                                                       -------------------   ------------------
     Funds held for client obligations                                                             20,330               18,690
     Prepaid expenses and other current assets                                                      4,792                3,779
     Deferred income taxes                                                                          9,211                9,211
     Current assets of discontinued operations                                                          -                3,179
                                                                                       -------------------   ------------------
            Total current assets                                                                  103,847              124,033
Property and equipment                                                                             29,510               29,466
Goodwill                                                                                          170,495              170,619
Intangible assets                                                                                  30,924               31,617
Deferred income taxes                                                                              65,132               65,370
Other assets                                                                                        3,162                3,152
Long-term assets of discontinued operations                                                             -                1,792
                                                                                       -------------------   ------------------
             Total assets                                                                       $ 403,070            $ 426,049
                                                                                       ===================   ==================


                                                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Current installments of long-term debt                                                      $ 12,100             $ 31,600
     Obligation for client payables                                                                20,330               18,690
     Accounts payable and accrued expenses                                                         22,440               25,780
     Accrued payroll and related expenses                                                          37,150               40,256
     Deferred revenue                                                                               4,466                4,601
     Current liabilities of discontinued operations                                                     -                1,391
                                                                                       -------------------   ------------------
            Total current liabilities                                                              96,486              122,318
Convertible notes, net of unamortized discount of $2,173 in 2004 and
     $2,605 in 2003                                                                               122,827              122,395
Deferred compensation                                                                               3,348                3,695
Other long-term liabilities                                                                         4,593                4,511
                                                                                       -------------------   ------------------
            Total liabilities                                                                     227,254              252,919
                                                                                       -------------------   ------------------
Shareholders' equity:
     Preferred stock                                                                                    -                    -
     Common stock                                                                                      68                   67
     Additional paid-in capital                                                                   492,965              492,878
     Accumulated deficit                                                                         (268,599)            (271,496)
     Accumulated other comprehensive income                                                           217                  616
     Less treasury stock at cost                                                                  (48,710)             (48,710)
     Unearned portion of restricted stock                                                            (125)                (225)
                                                                                       -------------------   ------------------
            Total shareholders' equity                                                            175,816              173,130
                                                                                       -------------------   ------------------
             Total liabilities and shareholders' equity                                         $ 403,070            $ 426,049
                                                                                       ===================   ==================


                                                      SCHEDULE 3
                                   PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                                    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                (AMOUNTS IN THOUSANDS)
                                                      (UNAUDITED)


                                                                                              SIX MONTHS ENDED
                                                                                                  JUNE 30,
                                                                                     -----------------------------------
                                                                                          2004                2003
                                                                                     ---------------     ---------------

Cash flows from operating activities:
   Net earnings                                                                             $ 2,897             $ 8,992
   Gain on disposal of discontinued operations                                               (7,089)               (324)
   Earnings from discontinued operations                                                          -                (589)
                                                                                     ---------------     ---------------
    Earnings (loss) from continuing operations                                               (4,192)              8,079

   Adjustments to reconcile earnings (loss) from continuing
        operations to net cash provided by operating activities:
    Depreciation and amortization                                                             8,787               8,880
    Restricted stock compensation expense                                                       (35)                 88
    (Gain) loss on sale of property, plant and equipment                                         32                 (51)
    Deferred compensation expense                                                              (347)               (343)
    Deferred income taxes                                                                    (5,105)              2,360
    Income tax benefit relating to stock option exercises                                         -                  35
    Changes in operating assets and liabilities:
        Restricted cash securing letter of credit obligation                                  5,371                   -
        Receivables                                                                           6,562              13,263
        Prepaid expenses and other current assets                                            (1,536)               (922)
        Other assets                                                                            (98)               (210)
        Accounts payable and accrued expenses                                                (4,147)             (3,270)
        Accrued payroll and related expenses                                                 (2,893)            (15,997)
        Deferred revenues                                                                        67               1,753
        Other long-term liabilities                                                              82                 (77)
                                                                                     ---------------     ---------------
            Net cash provided by operating activities                                         2,548              13,588
                                                                                     ---------------     ---------------

Cash flows from investing activities:
   Purchase of property and equipment, net of sale proceeds                                  (7,374)             (5,098)
   Proceeds from the sale of certain discontinued operations                                 19,116                   -
                                                                                     ---------------     ---------------
            Net cash provided by (used in) investing activities                              11,742              (5,098)
                                                                                     ---------------     ---------------

Cash flows from financing activities:
   Net repayments of debt                                                                   (19,500)              6,452
   Payments for issuance costs on convertible notes                                             (21)                (12)
   Net proceeds from common stock issuances                                                     223                 214
   Purchase of treasury shares                                                                    -              (7,528)
                                                                                     ---------------     ---------------
            Net cash used in financing activities                                           (19,298)               (874)
                                                                                     ---------------     ---------------
Net cash (used in) provided by discontinued operations                                       (1,589)                279
Effect of exchange rate changes on cash and cash equivalents                                   (662)              1,086
                                                                                     ---------------     ---------------
            Net change in cash and cash equivalents                                          (7,259)              8,981
Cash and cash equivalents at beginning of period                                             26,658              14,860
                                                                                     ---------------     ---------------
Cash and cash equivalents at end of period                                                 $ 19,399            $ 23,841
                                                                                     ===============     ===============

                                             SCHEDULE 4
                          PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                    SUMMARY OPERATING SEGMENT RESULTS FROM CONTINUING OPERATIONS
                                            (UNAUDITED)

THREE MONTHS ENDED JUNE 30,
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      2004                            2003
-----------------------------------------------------------------------------------------------------
                                               $            % REV.             $            % REV.
-----------------------------------------------------------------------------------------------------
ACCOUNTS PAYABLE SERVICES
-------------------------
Revenues                                          $76,756                         $82,836
Operating income                                   $8,089       10.5%             $14,789      17.9%
-----------------------------------------------------------------------------------------------------
MERIDIAN VAT RECLAIM
--------------------
Revenues                                          $13,650                         $12,187
Operating income                                   $5,275       38.6%              $4,886      40.1%
-----------------------------------------------------------------------------------------------------
CORPORATE SUPPORT
-----------------

Operating loss                                   ($12,696)     -14.0%            ($11,158)    -11.7%
-----------------------------------------------------------------------------------------------------
TOTAL
-----
Revenues                                          $90,406                         $95,023
Operating income                                     $668        0.7%              $8,517       9.0%

Earnings (loss) from
continuing operations                               ($917)      -1.0%              $3,965       4.2%

Diluted earnings (loss) per
share from continuing operations                   ($0.01)                          $0.06

Diluted shares                                     61,700                          61,904
-----------------------------------------------------------------------------------------------------


Notes:
Corporate Support Operating Loss % shown as a % of Total Revenues

Earnings (Loss) from Continuing Operations and Diluted Earnings (Loss) Per Share from Continuing Operations are prior to Earnings (Loss) from Discontinued Operations.


                                             SCHEDULE 5
                          PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                    SUMMARY OPERATING SEGMENT RESULTS FROM CONTINUING OPERATIONS
                                            (UNAUDITED)

SIX MONTHS ENDED June 30,
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                       2004                            2003
-----------------------------------------------------------------------------------------------------
                                               $            % REV.             $            % REV.
-----------------------------------------------------------------------------------------------------
ACCOUNTS PAYABLE SERVICES
-------------------------
Revenues                                         $155,835                        $167,698
Operating income                                  $18,360       11.8%             $30,579      18.2%
-----------------------------------------------------------------------------------------------------
MERIDIAN VAT RECLAIM
--------------------
Revenues                                          $22,220                         $23,918
Operating income                                   $6,047       27.2%              $9,805      41.0%
-----------------------------------------------------------------------------------------------------
CORPORATE SUPPORT
-----------------

Operating loss                                   ($26,925)     -15.1%            ($23,101)    -12.1%
-----------------------------------------------------------------------------------------------------
TOTAL
-----
Revenues                                         $178,055                        $191,616
Operating income (loss)                           ($2,518)      -1.4%             $17,283       9.0%

Earnings (loss) from
continuing operations                             ($4,192)      -2.4%              $8,079       4.2%

Diluted earnings (loss) per
share from continuing operations                   ($0.07)                          $0.13

Diluted shares                                     61,697                          78,482
-----------------------------------------------------------------------------------------------------

Notes:
Corporate Support Operating Loss % shown as a % of Total Revenues

Earnings (Loss) from Continuing Operations and Diluted Earnings (Loss) Per Share from Continuing Operations are prior to Earnings from Discontinued Operations.


                                                       SCHEDULE 6
                                    PRG-SCHULTZ INTERNATIONAL, INC. AND SUBSIDIARIES
                                   RECONCILIATION OF NET EARNINGS (LOSS) TO EBITDA AND
                              RECONCILIATION OF PROJECTED NET EARNINGS TO PROJECTED EBITDA
                                                 (AMOUNTS IN THOUSANDS)
                                                       (UNAUDITED)


                                                           THREE MONTHS                     SIX MONTHS
                                                          ENDED JUNE 30,                  ENDED JUNE 30,
                                                     ---------------------------     --------------------------
                                                         2004            2003           2004            2003
                                                     -------------  ------------     ------------  ------------
Reconciliation of net earnings (loss) to EBITDA:
-----------------------------------------------

      Net earnings (loss)                               $ (1,950)       $ 4,323         $ 2,897         $ 8,992

      Adjust for:
      Earnings (loss) from discontinued operations        (1,033)           358           7,089             913
                                                     -------------  ------------     ------------  ------------

      Earnings (loss) from continuing operations            (917)         3,965          (4,192)          8,079

      Adjust for:
      Income taxes                                          (563)         2,334          (2,570)          4,774
      Interest                                             2,148          2,218           4,244           4,430
      Depreciation and amortization                        3,868          4,089           7,841           8,158
                                                     -------------  ------------     ------------  ------------

      EBITDA                                             $ 4,536       $ 12,606         $ 5,323        $ 25,441
                                                     =============  ============     ============  ============

      Total revenues                                    $ 90,406       $ 95,023       $ 178,055       $ 191,616

      EBITDA as % of Revenues                               5.0%          13.3%            3.0%           13.3%


                                                                                        Range of Outlook
                                                                                -----------------------------------
Reconciliation of projected net earnings to projected EBITDA:                           Low                High
------------------------------------------------------------                    ------------------  ---------------

      Projected net earnings for the second half of 2004                                $ 8,600        $ 10,500

      Adjust for:
      Earnings (loss) from discontinued operations                                            -               -
                                                                                ------------------  ---------------

      Projected earnings from continuing operations for the second half of 2004           8,600          10,500

      Adjust for:Income taxes                                                             7,000           7,000
                 Interest                                                                 4,500           4,500
                 Depreciation and amortization                                            8,300           8,300
                                                                                ------------------  ---------------

      Projected EBITDA for the second half of 2004                                     $ 28,400        $ 30,300
                                                                                ==================  ===============


      Projected full year 2004 revenues                                               $ 370,000       $ 375,000

      Actual revenues first six months of 2004                                          178,055         178,055
                                                                                ------------------  ---------------

      Projected revenues for the second half of 2004                                  $ 191,945       $ 196,945
                                                                                ==================  ===============

      Projected EBITDA for the second half of 2004 as % of
          projected revenues for the second half of 2004                                  14.8%           15.4%


In this press release, the Company has provided a financial measure, EBITDA, defined as earnings from continuing operations before taxes, interest, depreciation and amortization. EBITDA is considered a 'non-GAAP' financial measure within the meaning of Regulation G and may not be similar to EBITDA measures employed by other companies. EBITDA is presented solely as a supplemental disclosure because management believes it to be an effective measure of the operating performance of the Company's core business activities. EBITDA is not provided as a measure of liquidity and should not be viewed as such. EBITDA should not be considered in isolation of, or as a substitute for, other measures for determining operating performance that are calculated in accordance with GAAP. This schedule provides a reconciliation of net earnings
(loss) to EBITDA and a reconciliation of projected net earnings to projected EBITDA, in accordance with Securities and Exchange Commission guidance.